CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Laidlaw International, Inc of our reports dated November 18, 2003 relating to the financial statements and financial statements schedules, which appear in Laidlaw International, Inc.’s Annual Report on Form 10-K for the period ended August 31, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Mississauga, Ontario
May 31, 2004